Table of Contents

FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Robert Zimmerman 203-359-5131

WWE® Reports 2011 Third Quarter Results

STAMFORD, Conn., November 3, 2011 - WWE (NYSE:WWE) today announced financial results for its third quarter ended September 30, 2011. Revenues totaled $108.5 million as compared to $109.6 million in the prior year quarter. Operating income was $15.9 million as compared to $20.3 million in the prior year quarter. Net income was $10.6 million, or $0.14 per share, as compared to $14.3 million, or $0.19 per share, in the prior year quarter. Impacting comparability of our year-over-year results were $5.1 million of film impairment charges in the current year quarter. Excluding the impact of the film impairments in the current quarter, Adjusted Operating income was $21.0 million as compared to $20.3 million in the prior year quarter. Adjusted Net income was $14.1 million, or $0.19 per share, as compared to $14.3 million, or $0.19 per share.

“In the third quarter, our results reflected the Company’s continued focus on improving business results in a difficult environment,” stated Vince McMahon, Chairman and Chief Executive Officer. “Despite the challenging economic headwinds, both domestically and abroad, we generated increased profits across a majority of our businesses, with the main exception being our film business which we continue to monitor and refine to improve future performance. We believe the sluggish economy and our ongoing talent transition were important factors that affected the results of our other businesses. Based on our history of developing talent and creating content with broad appeal, we are confident we can address our creative challenges. Further, by taking advantage of our strategic opportunities, including the anticipated 2012 launch of a WWE network, we can achieve meaningful growth.”

Comparability of Results

The current year quarter results included $5.1 million in film impairment charges related to our films Inside Out, The Chaperone, and Knucklehead. In order to facilitate an analysis of our financial results on a more comparable basis, where noted, we have adjusted our results to exclude these film impairment charges from our third quarter of 2011 results. Adjusted Operating income increased 3% to $21.0 million and Adjusted EBITDA increased 5% to $24.6 million. (See Schedules of Adjustments in Supplemental Information) Please note that our revised film strategy utilizing a self-distribution model also has an impact on the comparability of results but is not adjusted in the aforementioned schedules.

Three Months Ended September 30, 2011 – Results by Business Segment

Total revenues declined 1% to $108.5 million driven primarily by declines in WWE Studios and Consumer Products, partially offset by Live and Televised Entertainment. Revenues from North America increased by 1%, led by growth in our Pay-Per-View and Home Video businesses. Revenues outside North America decreased 6%, primarily due to a decline in our Consumer Products segment, which was partially offset by an increase in Television rights revenue and favorable changes in foreign exchange rates.

The following tables reflect net revenues by segment and by region for the three months ended September 30, 2011 and September 30, 2010. (Dollars in millions)

	Three Months Ended
	Sept. 30,	Sept. 30,
Net Revenues	2011	2010
Live and Televised Entertainment	$78.1	$73.8
Consumer Products	19.8	21.4
Digital Media	6.9	6.8
WWE Studios	3.7	7.6
Total	$108.5	$109.6

	Three Months Ended
	Sept. 30,	Sept. 30,
Net Revenues by Region	2011	2010
North America	$79.6	$78.9
Europe, Middle East & Africa (EMEA)	14.1	15.0
Asia Pacific (APAC)	12.6	13.3
Latin America	2.2	2.4
Total	$108.5	$109.6

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $78.1 million for the current year quarter as compared to $73.8 million in the prior year quarter, representing a 6% increase.
  Live Event revenues were $23.0 million as compared to $22.8 million in the prior year quarter, reflecting an increase of 1%.
  There were 79 events, including 15 international events, during the current year quarter as compared to 78 events, including 16 international events, in the prior year quarter.

  North American events generated $14.2 million of revenues from 64 events as compared to $13.8 million from 62 events in the prior year quarter. North American average attendance decreased 6% to approximately 4,900 from 5,200 in the prior year quarter. The average ticket price for North American events was $41.34 in the current year quarter as compared to $41.07 in the prior year quarter.

  International events generated approximately $8.8 million of revenues from 15 events as compared to $9.0 million from 16 events in the prior year quarter. International average attendance increased 7% to approximately 7,200 from 6,700 in the prior year quarter. In addition, average ticket prices were $80.08 as compared to $86.07 in the prior year quarter, reflecting a 7% decrease, due in part to differences in territory mix that were partially offset by favorable changes in foreign exchange rates.
  Pay-Per-View revenues were $15.8 million as compared to $13.6 million in the prior year quarter, reflecting the impact of buys associated with WrestleMania, a prior period event. There were 65,000 incremental buys for WrestleMania in the quarter, which has a higher retail price than our other events. Buys for the three comparable events in the current and prior year quarter, however, declined 4%, reflecting a 3% increase in domestic buys that was more than offset by a 14% decline in international buys.
The details for the number of buys (in 000s) are as follows:

Broadcast Month	Events (in chronological order)	Three Months Ended Sept. 30,
		2011	2010
July	Money in the Bank™	195	165
August	SummerSlam®	296	350
September	Night of Champions®	161	165

Prior events		106	55
Total		758	735

  Television Rights Fees revenues were $34.0 million as compared to $31.1 million in the prior year quarter. This increase was primarily due to improved terms and contractual increases from our existing programs, partially offset by the absence of rights fees for our NXT™ and WWE Superstars programs.

  Venue Merchandise revenues were $3.6 million as compared to $3.9 million in the prior year quarter, as the impact of a 12% decrease in total domestic (U.S.) attendance was partially offset by an 8% increase in domestic per capita merchandise sales to $10.18 in the current year quarter.
Consumer Products

Revenues from our Consumer Products businesses decreased 7% to $19.8 million from $21.4 million in the prior year quarter, primarily due to the performance of our Licensing business.
  Home Video net revenues were $8.3 million as compared to $7.2 million in the prior year quarter, a 15% increase driven by an adjustment to our allowance for returns and an increase in revenue per unit, partially offset by a 17% reduction in shipments to 686,000 units. The reduction in our allowance for returns reflected better than expected sell-through rates for titles released in prior quarters. Average prices increased 4% to $13.18 due to the timing of promotional activity and a reduction in manufacturer’s discounts.

  Licensing revenues were $9.0 million as compared to $10.8 million in the prior year quarter as lower toy, collectible and apparel sales more than offset an increase in video game sales. Revenues related to toys declined 24%, or $0.9 million, reflecting a challenging retail environment for certain toy categories. Revenues from our collectible products declined due to a tough comparison to a successful product launch in the prior year. Revenue from video games, increased by approximately $1.1 million, led by sales of the WWE All Stars video game, which launched earlier this year. Unit shipments of our SmackDown vs. Raw video game decreased 59% to 135,000 units as compared to the prior year quarter.

  Magazine publishing net revenues were $1.9 million as compared to $2.6 million in the prior year quarter, reflecting lower newsstand sales in the current year quarter.
Digital Media

Revenues from our Digital Media related businesses were $6.9 million as compared to $6.8 million in the prior year quarter, representing a 1% increase.
  WWE.com revenues were $3.7 million as compared to $4.0 million in the prior year quarter, primarily reflecting a decline in mobile content revenues.

  WWEShop revenues were $3.2 million as compared to $2.8 million in the prior year quarter. This was driven by a 15% increase in the number of orders to approximately 68,000 and a 2% increase in average revenue per order to $46.94.
WWE Studios

During the quarter, we recorded revenue of $3.7 million as compared to $7.6 million in the prior year quarter, with the decline in revenue driven by the relative performance of our current film releases compared to the prior year quarter release. Film profits declined $5.5 million from the prior year quarter reflecting the performance of recent releases; i.e., Inside Out, The Chaperone, and Knucklehead. Lower home video sales than anticipated contributed to revised ultimate projections, which resulted in a $5.1 million impairment charge for these films. The decline in film profits also reflected lower receipts from our licensed films and the previously disclosed change in our distribution model for films. Under our self-distribution model, we record a film’s advertising costs and distribution expenses in our results as incurred and recognize film receipts as earned.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution decreased to $44.0 million in the current year quarter as compared to $47.8 million in the prior year quarter, reflecting a loss in our WWE Studios segment and lower Licensing profits. Gross profit contribution margin decreased to approximately 41% as compared to 44% in the prior year quarter, primarily driven by the performance of our film business, which reflected the recognition of film impairment charges. Excluding these charges, Adjusted Profit contribution increased to $49.1 million in the current year quarter as compared to $47.8 million in the prior year quarter and Adjusted profit margins increased to 45% as compared to 44% in the prior year quarter.

Selling, general and administrative expenses

SG&A expenses were $24.5 million for the current year quarter as compared to $24.3 million in the prior year quarter, led by increases in salary, severance and benefit costs, as well as higher legal and professional fees, in-part related to the anticipated launch of a WWE Network. These were partially offset by a reduction in accrued management incentive compensation.

Depreciation and amortization

Depreciation and amortization expense was $3.6 million for the current year quarter as compared to $3.2 million in the prior year quarter.

EBITDA

EBITDA was approximately $19.5 million in the current year quarter as compared to $23.5 million in the prior year quarter. The decrease was primarily driven by reduced profits from our film business. Adjusted EBITDA (excluding the film impairment charges in the current year quarter) increased 5% to $24.6 million in the current quarter as compared to $23.5 million in the prior year quarter.

Investment and Other (Expense) Income

Investment income was $0.5 million in both the current year quarter and prior year quarters. Other expense of $0.7 million, as compared to other income of $0.9 million in the prior year quarter, reflects foreign exchange losses of $0.4 million in the current year quarter as compared to foreign exchange gains of $0.9 million in the prior year quarter.

Effective tax rate

In the current year quarter, the effective tax rate was 32% as compared to 34% in the prior year quarter. The prior year rate was negatively impacted by a $0.4 million adjustment relating to differences between our tax returns as filed and our estimated tax provision.

Summary Results for the Nine Months Ended September 30, 2011

Total revenues through the nine months ended September 30, 2011 were $371.0 million as compared to $355.1 million in the prior year period. Operating income for the current year period was $50.1 million versus $67.8 million in the prior year period. Net income was $33.5 million, or $0.45 per share, as compared to $45.3 million, or $0.60 per share, in the prior year period. EBITDA was $61.0 million for the current nine month period as compared to $76.3 million in the prior year period. The current year period was impacted by $11.2 million in film impairment charges, while the prior year period reflected an infrastructure tax incentive which reduced depreciation and amortization expense by $1.6 million. Adjusting for these items, Adjusted Operating income for the current year period was $61.3 million versus $66.2 million in the prior year period. Adjusted Net Income was $41.1 million, or $0.55 per share, as compared to $44.4 million, or $0.59 per share, in the prior year period.

Nine Months Ended September 30, 2011 – Results by Business Segment

Total revenues grew 4% to $371 million driven primarily by an increase in Live and Televised Entertainment, which occurred mostly in North America. Growth in North America also reflected increased revenue from Licensing (within our Consumer Products segment) and from WWE Studios. Revenues from outside North America were essentially flat as growth from Television and WWE Studios and an approximate $3 million favorable impact from changes in foreign exchange rates were offset by a decline in Consumer Products.

The following charts reflect net revenues by segment and by geographical region for the nine months ended September 30, 2011 and September 30, 2010. (Dollars in millions)

	Net Revenues by Segment
	Nine Months Ended
	Sept. 30,	Sept. 30,
	2011	2010
Live and Televised Entertainment	$259.0	$249.5
Consumer Products	76.2	75.4
Digital Media	19.2	18.6
WWE Studios	16.6	11.6
Total	$371.0	$355.1

	Net Revenues by Region
	Nine Months Ended
	Sept. 30,	Sept. 30,
	2011	2010
North America	$272.3	$256.4
Europe, Middle East & Africa (EMEA)	57.0	55.6
Asia Pacific (APAC)	29.3	29.2
Latin America	12.4	13.9
Total	$371.0	$355.1

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $259.0 million for the current period as compared to $249.5 million in the prior year period, an increase of 4%.

	Sept. 30,	Sept. 30,
	2011	2010
Live Events	$77.8	$78.0
Pay-Per-View	$63.7	$56.4
Venue Merchandise	$14.4	$14.7
Television Rights Fees	$97.6	$91.3
Television Advertising	$0.7	$4.5
WWE Classics On Demand	$3.4	$3.5

Consumer Products

Revenues from our Consumer Products businesses were $76.2 million as compared to $75.4 million in the prior year, an increase of 1%.

	Sept. 30,	Sept. 30,
	2011	2010
Home Video	$23.9	$26.3
Licensing	$44.9	$39.4
Magazine Publishing	$5.7	$7.9

Digital Media

Revenues from our Digital Media related businesses were $19.2 million as compared to $18.6 million in the prior year, an increase of 3%.

	Sept. 30,	Sept. 30,
	2011	2010
WWE.com	$9.8	$10.4
WWEShop	$9.4	$8.2

WWE Studios

During the current year period, WWE Studios recognized revenue of $16.6 million as compared to $11.6 million in the prior year period, with the growth in revenue driven by an increase in the number of film releases (3 in the current year period as compared to 1 in the prior year period). Lower than anticipated performance of several films contributed to revised ultimate projections, which resulted in $11.2 million of impairment charges. Film profits declined $14.6 million from the prior year period driven by the aforementioned impairment charges and the increased distribution expenses associated with the higher number of releases under our self-distribution model in the current period as compared to the prior year period.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution decreased to $144.4 million in the current year period as compared to $156.6 million in the prior year period primarily driven by the performance of our WWE Studios business and the absence of domestic television rights fees for our NXT™ and WWE Superstars programs. Adjusted Profit contribution (excluding the film impairment charges in the current year period) of $155.6 million was essentially flat to the prior year period as increased profits from Licensing and Pay-Per-View were offset by the absence of the domestic television rights fees as discussed above. Adjusted Profit contribution margin declined to approximately 42% as compared to 44% in the prior year period, primarily reflecting the resulting change in product mix.

Selling, general and administrative expenses

SG&A expenses were $83.4 million for the current year period as compared to $80.3 million in the prior year period, led by increases in salary, severance and benefit costs, as well as higher legal and professional fees, partially offset by a reduction in accrued management incentive compensation.

EBITDA

EBITDA for the current year period decreased to approximately $61.0 million as compared to $76.3 million in the prior year period, reflecting lower profit contribution and higher SG&A expenses as described above. Adjusted EBITDA (excluding the film impairment charges in the current year period) declined to $72.2 million from $76.3 million in the prior year period.

Investment and Other Income (Expense)

Investment and Other Income (Expense) was essentially unchanged from the prior year period.

Effective tax rate

The effective tax rate was 33% in both the current and prior year periods. The decrease in our current period tax rate from our anticipated rate of 35% was primarily due to a $0.6 million benefit relating to the shutdown of a Canadian subsidiary. Additionally, rates were positively impacted by the recognition of tax benefits previously unrecognized of $0.5 million and $1.3 million for the current year and prior year periods, respectively. These benefits were primarily a result of the statute of limitations expiring in jurisdictions where the Company had previously taken uncertain tax positions.

Cash Flows

Net cash provided by operating activities was $47.8 million for the nine months ended September 30, 2011 as compared to $27.9 million in the prior year period. This increase was primarily driven by the timing of feature film production activities.

On September 9th, 2011, WWE entered into a $200 million revolving credit agreement because we believed there was generally a favorable climate in the capital markets for loans of this type. While we do not have specific plans to borrow at this time, we have announced initiatives for which we may borrow going forward. These initiatives include, but are not limited to, the formation of a WWE television network and the expansion and update of our media center as well as initiatives associated with the execution of our strategy.

Additional Information

Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.

Note: WWE will host a conference call on November 3, 2011 at 11:00 a.m. ET to discuss the Company’s earnings results for the third quarter of 2011. All interested parties can access the conference call by dialing 855-993-1400 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mumbai, Shanghai, Singapore, Istanbul and Tokyo. Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and travelling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business and any new business initiative which we may undertake; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

WWE
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2010	2011	2010
Net revenues	$108,518	$109,564	$370,979	$355,131

Cost of revenues	64,455	61,763	226,531	198,542
Selling, general and administrative expenses	24,567	24,322	83,485	80,284
Depreciation and amortization	3,593	3,211	10,872	8,461

Operating income	15,903	20,268	50,091	67,844

Investment income, net	484	524	1,458	1,504
Interest expense	(151)	(64)	(246)	(202)
Other (expense) income, net	(661)	899	(1,082)	(1,173)

Income before income taxes	15,575	21,627	50,221	67,973

Provision for income taxes	4,984	7,290	16,760	22,648

Net income	$10,591	$14,337	$33,461	$45,325

Weighted average common shares outstanding:
Basic	74,328	74,576	74,142	74,372
Diluted	74,707	75,325	74,740	75,263

Earnings per share:
Basic	$0.14	$0.19	$0.45	$0.61
Diluted	$0.14	$0.19	$0.45	$0.60

WWE
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	As of	As of
	Sept. 30,	Dec. 31,
	2011	2010
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$58,384	$69,823
Short-term investments	104,401	97,124
Accounts receivable, net	50,730	52,051
Inventory	2,433	2,087
Deferred income tax assets	14,097	17,128
Prepaid expenses and other current assets	14,858	20,856

Total current assets	244,903	259,069

PROPERTY AND EQUIPMENT, NET	79,152	80,995

FEATURE FILM PRODUCTION ASSETS, NET	39,920	56,253

INVESTMENT SECURITIES	14,811	15,037

OTHER ASSETS	5,938	4,375

TOTAL ASSETS	$384,724	$415,729

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,238	$1,169
Accounts payable	14,247	18,441
Accrued expenses and other liabilities	22,063	24,478
Deferred income	17,695	28,323

Total current liabilities	55,243	72,411

LONG-TERM DEBT	684	1,621
NON-CURRENT TAX LIABILITIES	7,534	15,068
NON-CURRENT DEFERRED INCOME	8,646	9,881

STOCKHOLDERS' EQUITY:
Class A common stock	279	275
Class B common stock	465	465
Additional paid-in capital	338,435	336,592
Accumulated other comprehensive income	3,104	3,144
Accumulated deficit	(29,666)	(23,728)
Total stockholders' equity	312,617	316,748

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$384,724	$415,729

WWE
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	Sept. 30,	Sept. 30,
	2011	2010
OPERATING ACTIVITIES:
Net income	$33,461	$45,325
Adjustments to reconcile net income to net cash provided by
operating activities:
Amortization of feature film production assets	23,832	7,014
Revaluation of warrants	-	(552)
Depreciation and amortization	10,872	8,461
Realized gain on sale of investments	(32)	(55)
Amortization of investment income	1,958	1,286
Amortization of debt issuance costs	51	-
Stock compensation costs	2,692	6,522
Provision (recovery) for doubtful accounts	17	(37)
Provision for inventory obsolescence	1,504	1,530
Benefit from deferred income taxes	(4,348)	(8,946)
Excess tax benefit from stock-based payment arrangements	(138)	(2,723)
Changes in assets and liabilities:
Accounts receivable	2,866	11,008
Inventory	(1,851)	(1,178)
Prepaid expenses and other current assets	1,905	(8,902)
Feature film production assets	(7,358)	(27,343)
Accounts payable	(4,194)	937
Accrued expenses and other liabilities	(1,568)	(10,882)
Deferred income	(11,864)	6,443
Net cash provided by operating activities	47,805	27,908

INVESTING ACTIVITIES:
Purchase of property and equipment and other assets	(10,466)	(9,130)
Proceeds from infrastructure incentives	-	4,130
Purchase of short-term investments	(33.472)	(88,343)
Proceeds from sales or maturities of investments	25,314	59,035
Net cash used in investing activities	(18,624)	(34,308)

FINANCING ACTIVITIES:
Repayments of long-term debt	(868)	(804)
Debt issuance costs	(1,844)	-
Dividends paid	(38,879)	(62,598)
Issuance of stock, net	833	961
Proceeds from exercise of stock options	-	695
Excess tax benefit from stock-based payment arrangements	138	2,723
Net cash used in financing activities	(40,620)	(59,023)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(11,439)	(65,423)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	69,823	149,784
CASH AND CASH EQUIVALENTS, END OF PERIOD	$58,384	$84,361

WWE
Supplemental Information - EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2010	2011	2010
Net income reported on U.S. GAAP basis	$10,591	$14,337	$33,461	$45,325

Provision for income taxes	4,984	7,290	16,760	22,648

Investment, interest and other expense (income), net	328	(1,359)	(130)	(129)

Depreciation and amortization	3,593	3,211	10,872	8,461

EBITDA	$19,496	$23,479	$60,963	$76,305

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other expense/income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information – Schedule of Adjustments
(in millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2010	2011	2010
Profit contribution	$44.0	$47.8	$144.4	$156.6

Adjustments (Added back):
Film Impairment Charges	5.1	-	11.2	-

Adjusted Profit contribution	$49.1	$47.8	$155.6	$156.6

Selling, general and administrative expenses	24.5	24.3	83.4	80.3

Adjusted Selling, general and administrative expenses	$24.5	$24.3	$83.4	$80.3

Depreciation and amortization	3.6	3.2	10.9	8.5

Adjustments (Added back):
Infrastructure tax credit	-	-	-	1.6

Adjusted Depreciation and amortization	$3.6	$3.2	$10.9	$10.1

Operating income	$15.9	$20.3	$50.1	$67.8

Adjusted Operating income	$21.0	$20.3	$61.3	$66.2

Depreciation and amortization (Added back)	3.6	3.2	10.9	8.5
Adjusted Depreciation and amortization (Added back)	3.6	3.2	10.9	10.1

EBITDA	$19.5	$23.5	$61.0	$76.3

Adjusted EBITDA	$24.6	$23.5	$72.2	$76.3

Non-GAAP Measure:

Adjusted Profit contribution, Adjusted Selling, general and administrative expenses, Adjusted Operating income and Adjusted EBITDA exclude certain material items, which otherwise would impair the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information – Schedule of Adjustments
(in millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2010	2011	2010
Operating income	$15.9	$20.3	$50.1	$67.8

Adjustments (Added back):
Film impairment charges	5.1	-	11.2	-
Infrastructure tax credit	-	-	-	(1.6)

Adjusted Operating income	$21.0	$20.3	$61.3	$66.2

Investment, interest and other expense, net	(0.3)	1.4	0.1	0.1

Adjusted Income before taxes	$20.7	$21.7	$61.4	$66.3

Adjusted Provision for taxes	(6.6)	(7.4)	(20.3)	(21.9)

Adjusted Net income	$14.1	$14.3	$41.1	$44.4

Weighted average common shares outstanding:
Basic	74,328	74,576	74,142	74,372
Diluted	74,707	75,325	74,740	75,263

Adjusted Earnings per share:
Basic	$0.19	$0.19	$0.55	$0.60
Diluted	$0.19	$0.19	$0.55	$0.59

Non-GAAP Measure:

Adjusted Operating income and Adjusted Net income exclude certain material items, which otherwise would impair the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information – Free Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2010	2011	2010
Net cash provided by operating activities	$8,487	$2,959	$47,805	$27,908

Less cash used in capital expenditures:
Purchase of property and equipment	(3,587)	(2,444)	(8,683)	(9,070)
Proceeds from infrastructure incentives	-	-	-	4,130
Purchase of other assets	(99)	-	(1,783)	(60)

Free Cash Flow	$4,801	$515	$37,339	$22,908

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.